Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports earnings for the third quarter of 2016 of $304 million, up 26 percent over the prior year, and earnings per share of $0.24, up 33 percent
Revenue increases reflect growth in deposits and non-interest income

BIRMINGHAM, Ala. - (BUSINESS WIRE) - October 18, 2016 - Regions Financial Corporation (NYSE:RF) today announced earnings for the third quarter ended September 30, 2016. The company reported net income available to common shareholders of $304 million, an increase of 26 percent over the prior year and earnings per diluted share of $0.24, an increase of 33 percent.

“These results demonstrate Regions is delivering solid revenue growth by increasing deposits and non-interest income as we continue to execute our strategic plan,” said Grayson Hall, chairman, president and CEO. “In light of a continued low interest rate environment, we are maintaining our disciplined approach to risk management and our focus on increasing efficiency while also continuing to make prudent investments in our businesses to generate further long-term growth.”

SUMMARY OF THIRD QUARTER 2016 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	9/30/2016	6/30/2016	9/30/2015
Income from continuing operations (A)	$319	$272	$262
Income (loss) from discontinued operations, net of tax	1	3	(4)
Net income	320	275	258
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$304	$259	$242
Net income from continuing operations available to common shareholders (A) – (B)	$303	$256	$246

Diluted earnings per common share from continuing operations	$0.24	$0.20	$0.19

Diluted earnings per common share	$0.24	$0.20	$0.18

Third quarter 2016 results compared to second quarter 2016:

•	Average loans and leases totaled $81.3 billion, a decrease of 1 percent.

◦	Business lending balances decreased $979 million on an average basis.

◦	Consumer lending balances increased $302 million on an average basis.

•	Average deposit balances totaled $97.9 billion, an increase of $439 million; low-cost deposits increased $330 million.

•	Net interest income and other financing income on a fully taxable equivalent basis decreased $13 million or 1 percent. The resulting net interest margin was 3.06 percent.

•	Non-interest income increased 14 percent, or 5 percent on an adjusted basis(1).

•	Non-interest expenses increased 2 percent, or 3 percent on an adjusted basis(1).

•
Allowance for loan and lease losses declined 2 basis points to 1.39 percent of total loans; the allowance for loan and lease losses attributable to direct energy decreased from 9.4 percent of energy loans outstanding to 7.9 percent.

•
Net charge-offs decreased 25 percent while non-accrual loans, excluding loans held for sale, increased to 1.33 percent of loans outstanding. Troubled debt restructured loans and total delinquencies remained relatively flat.

•
The Common Equity Tier 1 ratio(2) was estimated at 11.1 percent at September 30, 2016. The fully phased-in pro-forma Common Equity Tier 1 ratio(1)(2) was estimated at 11.0 percent and the loan-to-deposit ratio was 81 percent.

Third quarter 2016 results compared to third quarter 2015:

•	Average loans and leases increased $668 million or 1 percent.

◦	Business lending balances decreased $591 million or 1 percent on an average basis.

◦	Consumer lending balances increased $1.3 billion or 4 percent on an average basis.

•	Average deposit balances increased $770 million; low-cost deposits increased $1.4 billion or 2 percent.

•	Net interest income and other financing income on a fully taxable equivalent basis was relatively flat.

•	Non-interest income increased 21 percent, or 12 percent on an adjusted basis(1).

•	Non-interest expenses increased 4 percent, or 2 percent on an adjusted basis(1).

•
Net charge-offs decreased 10 percent and represented 0.26 percent of average loans, and non-accrual loans, excluding loans held for sale, increased from 0.97 percent to 1.33 percent of loans outstanding.

THIRD QUARTER 2016 FINANCIAL RESULTS:
Selected items impacting earnings:

	Quarter Ended
($ amounts in millions, except per share data)	9/30/2016	6/30/2016	9/30/2015
Pre-tax select items:
Insurance proceeds	$47	$—	$—
Oil spill recovery	10	—	—
Visa class B shares expense	(11)	(2)	(2)
Loss on early extinguishment of debt	(14)	—	—
Branch consolidation, property and equipment charges	(5)	(22)	(1)
FDIC insurance (assessment)/refund	—	6	(23)

Diluted EPS impact*	$0.01	$(0.01)	$(0.01)

* Based on income taxes at a 38.5% incremental rate.

During the third quarter, the company received $47 million of insurance proceeds related to a previously disclosed settlement with the Department of Justice on behalf of the Department of Housing and Urban Development regarding Federal Housing Administration (FHA) insured mortgage loans endorsed by FHA insurance. Expenses related to the settlement were accrued in prior periods. The company also received a recovery of approximately $10 million related to the 2010 Gulf of Mexico oil spill.

The company incurred $11 million of expense in the quarter associated with Visa class B shares sold in a prior year. Also during the quarter, the company completed a cash tender offer for Regions Financial Corporation's 2.00% Senior Notes due 2018. Approximately $649 million of the $750 million aggregate principal amount outstanding were tendered resulting in a $14 million charge for the early extinguishment. Additionally, Regions incurred $5 million of expenses related to the branch consolidations announced during the second quarter; the branches are expected to close during the fourth quarter of 2016.

Total revenue

	Quarter Ended
($ amounts in millions)	9/30/2016	6/30/2016	9/30/2015	3Q16 vs. 2Q16		3Q16 vs. 3Q15
Net interest income and other financing income	$835	$848	$836	$(13)	(1.5)%	$(1)	(0.1)%
Net interest income and other financing income - fully taxable equivalent (FTE)	$856	$869	$855	$(13)	(1.5)%	$1	0.1%
Net interest margin (FTE)	3.06%	3.15%	3.13%

Non-interest income:
Service charges on deposit accounts	166	166	167	—	—%	(1)	(0.6)%
Wealth management	107	103	102	4	3.9%	5	4.9%
Card & ATM fees	105	99	93	6	6.1%	12	12.9%
Mortgage income	46	46	39	—	—%	7	17.9%
Capital markets fee income and other	42	38	29	4	10.5%	13	44.8%
Bank-owned life insurance	22	20	17	2	10.0%	5	29.4%
Commercial credit fee income	17	18	20	(1)	(5.6)%	(3)	(15.0)%
Insurance proceeds	47	—	—	47	NM	47	NM
Net revenue from affordable housing	2	3	2	(1)	(33.3)%	—	—%
Market value adjustments on employee benefit assets*	4	8	(5)	(4)	(50.0)%	9	(180.0)%
Securities gains (losses), net	—	6	7	(6)	(100.0)%	(7)	(100.0)%
Other	41	19	26	22	115.8%	15	57.7%
Non-interest income	$599	$526	$497	$73	13.9%	$102	20.5%
Total revenue, taxable-equivalent basis	$1,455	$1,395	$1,352	$60	4.3%	$103	7.6%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,400	$1,389	$1,339	$11	0.8%	$61	4.6%

* These market value adjustments relate to assets held for certain employee benefits, and are offset within salaries and employee benefits expense.

Comparison of third quarter 2016 to second quarter 2016
Total revenue on a fully taxable equivalent basis was $1.46 billion in the third quarter, an increase of $60 million. On an adjusted basis(1), total revenue on a fully taxable equivalent basis increased $11 million or 1 percent. Net interest income and other financing income on a fully taxable equivalent basis was $856 million, a decrease of $13 million or 1 percent, and the resulting net interest margin was 3.06 percent. Net interest income and other financing income was negatively impacted by an increase in premium amortization, a leveraged lease residual value adjustment, and lower loan balances. These decreases were partially offset by higher short-term rates and one additional day in the quarter.

Non-interest income totaled $599 million, an increase of $73 million or 14 percent, which included insurance proceeds recognized in the current quarter. On an adjusted basis(1), the company produced another strong quarter of non-interest income increasing 5 percent, driven by revenue diversification initiatives with growth in almost every category. This growth was led by capital markets, card & ATM fees, and wealth management income.

The capital markets group achieved record fee income during the quarter increasing $4 million or 11 percent from the prior quarter primarily due to contributions from the mergers and acquisition advisory services group. Card & ATM income increased 6 percent as the number of active cards and spend volume increased during the quarter. The wealth management group also achieved record income during the quarter increasing $4 million or 4 percent. The current quarter growth was driven by increased investment management and trust fees as assets under administration increased 5 percent from $88.1 billion to $92.6 billion. Mortgage income was stable during the quarter as increased gains from loan sales were offset by declines in the market valuation of mortgage servicing rights and related hedging activity. Within total mortgage production, 67 percent was related to purchase activity and 33 percent was related to refinancing.

Consistent with its ongoing efforts to grow and diversify revenue, the company recently announced the acquisition of the low income housing tax credit corporate fund syndication and asset management businesses of First Sterling Financial. This acquisition complements Regions' existing low income housing tax credit origination business and further expands its capital markets capabilities to serve more clients and communities.

Included in other non-interest income, Regions recognized a recovery of approximately $10 million related to the 2010 Gulf of Mexico oil spill during the quarter. The company also recognized an $8 million leveraged lease termination gain during the quarter, which was substantially offset by a related increase in income taxes. Additionally, the net change to market value adjustments related to employee benefit assets decreased $4 million. These market value adjustments are offset in salaries and benefits expense resulting in no impact to pre-tax income.

Comparison of third quarter 2016 to third quarter 2015
Total revenue on a fully taxable equivalent basis increased $103 million or 8 percent compared to the third quarter of 2015. On an adjusted basis(1), total revenue on a fully taxable equivalent basis increased $61 million or 5 percent. Net interest income and other financing income on a fully taxable equivalent basis was relatively flat. The benefit of higher short-term interest rates, higher loan balances and balance sheet optimization strategies were offset by higher borrowing costs, a leveraged lease residual value adjustment, lower loan fees, and lower dividends received on Federal Reserve Bank stock.

Non-interest income increased $102 million or 21 percent compared to the third quarter of 2015. On an adjusted basis(1), non-interest income increased $60 million or 12 percent driven by increased capital markets income, card & ATM income, mortgage income and wealth management income. Capital markets income increased $13 million or 45 percent as the company expanded merger and acquisition advisory service offerings and generated additional fees from the placement of permanent financing for real estate customers. Card & ATM income increased $12 million or 13 percent compared to the third quarter of 2015, primarily due to an increase in transaction volume as the company grew active debit and credit cards. Mortgage income increased $7 million or 18 percent due to increased gains from loan sales partially offset by declines in the market valuation of mortgage servicing rights and related hedging activity. Also during the quarter, the company purchased the rights to service approximately $2.8 billion of mortgage loans. Regions' mortgage portfolio serviced for others has increased from approximately $26 billion to $30 billion over the past year contributing to an increase in mortgage servicing income. In addition, wealth management income improved $5 million or 5 percent due to increased investment management and trust fees. Market value adjustments related to assets held for certain employee benefits also increased $9 million compared to the prior year. Service charges were relatively flat as income associated with growing checking accounts 2 percent effectively offset the impact of posting order changes that went into effect in November of 2015.

Non-interest expense

	Quarter Ended
($ amounts in millions)	9/30/2016	6/30/2016	9/30/2015	3Q16 vs. 2Q16		3Q16 vs. 3Q15
Salaries and employee benefits	$486	$480	$470	$6	1.3%	$16	3.4%
Net occupancy expense	87	86	90	1	1.2%	(3)	(3.3)%
Furniture and equipment expense	80	79	77	1	1.3%	3	3.9%
Outside services	38	39	38	(1)	(2.6)%	—	—%
Marketing	25	28	24	(3)	(10.7)%	1	4.2%
Professional, legal and regulatory expenses	29	21	25	8	38.1%	4	16.0%
FDIC insurance assessments	29	17	46	12	70.6%	(17)	(37.0)%
Credit/checkcard expenses	14	14	15	—	—%	(1)	(6.7)%
Branch consolidation, property and equipment charges	5	22	1	(17)	(77.3)%	4	400.0%
Provision (credit) for unfunded credit losses	8	11	—	(3)	(27.3)%	8	NM
Visa class B shares expense	11	2	1	9	450.0%	10	NM
Loss on early extinguishment of debt	14	—	—	14	NM	14	NM
Other	108	116	108	(8)	(6.9)%	—	—%
Total non-interest expense from continuing operations	$934	$915	$895	$19	2.1%	$39	4.4%
Total adjusted non-interest expense(1)	$912	$889	$894	$23	2.6%	$18	2.0%

Comparison of third quarter 2016 to second quarter 2016
Non-interest expense totaled $934 million in the third quarter, an increase of $19 million or 2 percent. On an adjusted basis(1), non-interest expense increased $23 million or 3 percent. Total salaries and benefits increased $6 million and included increases for one additional weekday in the quarter as well as increased production-based incentives related to capital markets income growth. In addition, severance expense increased $2 million over the same period. These increases were partially offset by reduced expenses related to market value adjustments associated with assets held for certain employee benefits, which are offset in non-interest income. Staffing levels declined 232 positions or 1 percent compared to the second quarter, and are down 1,178 positions or just over 5 percent year-to-date.

Professional, legal and regulatory expenses increased $8 million primarily due to increased legal reserves. FDIC insurance assessments increased $12 million from the second quarter including $5 million related to the implementation of the FDIC assessment surcharge. In addition, the second quarter of 2016 FDIC insurance assessment benefited from a $6 million refund related to overpayments in prior periods. The company also incurred $11 million of expense related to Visa class B shares sold in a prior year and $8 million for unfunded commitments during the quarter.

The company’s efficiency ratio was 64.2 percent in the third quarter and 64.1 percent year-to-date. The adjusted efficiency ratio(1) was 65.3 percent in the quarter and 63.3 percent year-to-date. The company has generated 3 percent positive operating leverage year-to-date on an adjusted basis(1). In the current operating environment with continued low interest rates, the company remains committed to disciplined expense management and is taking steps to continue to improve efficiencies and lower costs.

The effective tax rate for the third quarter was 32.2 percent compared to 29.7 percent in the second quarter. The current quarter increase is primarily due to higher pre-tax income and the termination of certain leveraged leases. The effective tax rate is expected to be in the 29 to 31 percent range for the full year of 2016.

Comparison of third quarter 2016 to third quarter 2015
Non-interest expense increased $39 million or 4 percent from the third quarter of last year, and includes the impact of a $14 million charge related to the early extinguishment of debt recognized in the current quarter. Non-interest expense increased $18 million or 2 percent on an adjusted basis(1). Total salaries and benefits increased $16 million from the previous year, primarily attributable to increased incentives related to revenue initiatives partially offset by the impact of staffing reductions. Year-over-year, staffing levels have declined 1,208 positions or 5 percent. Occupancy expense decreased $3 million from the previous year reflecting the benefits from property-related optimization and efficiency initiatives. The company also incurred branch consolidation, property and equipment charges totaling $5 million in the third quarter of 2016 compared to $1 million in the third quarter of the prior year. FDIC insurance assessments decreased $17 million; however, the prior year included $23 million of additional expense related to prior period assessments.

Loans and Leases

	Average Balances

($ amounts in millions)	3Q16	2Q16	3Q15	3Q16 vs. 2Q16		3Q16 vs. 3Q15
Total commercial	$43,184	$44,152	$43,858	$(968)	(2.2)%	$(674)	(1.5)%
Total investor real estate	6,979	6,990	6,896	(11)	(0.2)%	83	1.2%
Business Lending	50,163	51,142	50,754	(979)	(1.9)%	(591)	(1.2)%
Residential first mortgage	13,249	12,990	12,649	259	2.0%	600	4.7%
Home equity	10,775	10,869	10,902	(94)	(0.9)%	(127)	(1.2)%
Indirect—vehicles	4,113	4,149	3,863	(36)	(0.9)%	250	6.5%
Indirect—other consumer	779	686	439	93	13.6%	340	77.4%
Consumer credit card	1,110	1,066	1,004	44	4.1%	106	10.6%
Other consumer	1,094	1,058	1,004	36	3.4%	90	9.0%
Consumer Lending	31,120	30,818	29,861	302	1.0%	1,259	4.2%
Total Loans	$81,283	$81,960	$80,615	$(677)	(0.8)%	$668	0.8%

Total Business Lending	$50,163	$51,142	$50,754	$(979)	(1.9)%	$(591)	(1.2)%
Operating leases previously reported as capital leases	761	792	—	NM	NM	761	NM
Adjusted Total Business Lending (1)	$50,924	$51,934	$50,754	NM	NM	$170	0.3%

Total Loans	$81,283	$81,960	$80,615	$(677)	(0.8)%	$668	0.8%
Operating leases previously reported as capital leases	761	792	—	NM	NM	761	NM
Adjusted Total Loans (1)	$82,044	$82,752	$80,615	NM	NM	$1,429	1.8%

NM - Not meaningful.
Comparison of third quarter 2016 to second quarter 2016

Average loans and leases were $81.3 billion for the third quarter, a decrease of $677 million or 1 percent. Average balances in the consumer lending portfolio increased $302 million or 1 percent. The increase in average consumer loans was more than offset by a decline in the business lending portfolio as average balances decreased $979 million or 2 percent.

The consumer lending portfolio experienced another quarter of solid growth. Residential first mortgage balances increased $259 million reflecting another seasonally strong quarter of production. Indirect-other increased $93 million or 14 percent as the company continued to grow its point-of-sale portfolio. Consumer credit card balances increased $44 million as active credit cards increased 3 percent. Other consumer loans increased $36 million or 3 percent primarily due to growth in unsecured loans. These increases were partially offset by home equity balances which decreased $94 million as the pace of run-off exceeded production. Indirect-vehicle lending balances also decreased $36 million or 1 percent as the company continues to focus on growing its preferred dealer network while exiting certain smaller dealers.

The decrease in average business services loans during the quarter was driven by an approximate $300 million decrease in average direct energy loans. In addition, loan growth was impacted by continued softness in demand for middle market commercial and small business loans, management of concentration risk limits, and a continued focus on achieving appropriate risk-adjusted returns. The company remains focused on prudent loan growth with a continued emphasis on diversification and profitability.

Comparison of third quarter 2016 to third quarter 2015

Average loans and leases increased $668 million or 1 percent over the prior year as growth in the consumer lending portfolios exceeded a decline in the business lending portfolio. Adjusting for the impact of operating leases reclassified from loans into other earning assets in the fourth quarter of 2015, average loans and leases increased $1.4 billion or 2 percent over the prior year(1).

The consumer lending portfolio experienced growth in almost every product category as average balances increased $1.3 billion or 4 percent from the prior year. Residential first mortgage balances increased $600 million or 5 percent benefiting from continued low interest rates. Indirect-other increased $340 million or 77 percent, as the company continued to execute its point-of-sale initiatives. Indirect-vehicle lending balances increased $250 million or 6 percent. Consumer credit card balances increased $106 million or 11 percent as active credit cards increased 12 percent, and the company’s penetration rate of deposit customers increased 130 basis points over the prior year to approximately 18.2 percent. In addition, other consumer loans increased $90 million or 9 percent primarily due to growth in unsecured loans. These increases were partially offset by home equity balances which decreased $127 million as the pace of run-off exceeded production.

Average business lending balances decreased $591 million or 1 percent primarily due to declines in direct energy loans and owner-occupied commercial real estate loans. Adjusting for the impact of operating leases reclassified from loans into other earning assets in the fourth quarter of 2015, average business lending loans increased $170 million or 0.3 percent over the prior year(1). The declines in direct energy loans are the result of energy customers appropriately working down their bank debt in response to lower oil prices. The declines in owner-occupied commercial real estate mortgage loans reflect the softness in loan demand from middle market and small business customers, and the competitive market for this asset class.

Deposits

	Average Balances

($ amounts in millions)	3Q16	2Q16	3Q15	3Q16 vs. 2Q16		3Q16 vs. 3Q15
Low-cost deposits	$90,489	$90,159	$89,056	$330	0.4%	$1,433	1.6%
Time deposits	7,447	7,338	8,110	109	1.5%	(663)	(8.2)%
Total Deposits	$97,936	$97,497	$97,166	$439	0.5%	$770	0.8%

($ amounts in millions)	3Q16	2Q16	3Q15	3Q16 vs. 2Q16		3Q16 vs. 3Q15
Consumer Bank Segment	$55,186	$54,703	$52,921	$483	0.9%	$2,265	4.3%
Corporate Bank Segment	28,293	27,618	27,491	675	2.4%	802	2.9%
Wealth Management Segment	10,643	11,280	12,312	(637)	(5.6)%	(1,669)	(13.6)%
Other	3,814	3,896	4,442	(82)	(2.1)%	(628)	(14.1)%
Total Deposits	$97,936	$97,497	$97,166	$439	0.5%	$770	0.8%

Comparison of third quarter 2016 to second quarter 2016

Total average deposit balances were $98 billion in the third quarter, reflecting an increase of $439 million compared to the prior quarter. Average low-cost deposits increased $330 million and represented 92 percent of average deposits. Deposit costs remained near historical lows at 12 basis points, and total funding costs were 30 basis points in the third quarter.

Average deposits in the Consumer segment increased $483 million or 1 percent from the prior quarter. Average Corporate segment deposits increased $675 million or 2 percent, while average deposits in the Wealth Management segment declined $637 million or 6 percent as a result of ongoing strategic reductions of certain collateralized deposits.

Comparison of third quarter 2016 to third quarter 2015

Total average deposit balances increased $770 million from the prior year. Average low-cost deposits increased $1.4 billion or 2 percent. Average deposits in the Consumer segment increased $2.3 billion or 4 percent from the prior year and average Corporate segment deposits increased $802 million or 3 percent. Average deposits in the Wealth Management segment declined $1.7 billion or 14 percent.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	9/30/2016	6/30/2016	9/30/2015
ALL/Loans, net~	1.39%	1.41%	1.38%
Net loan charge-offs as a % of average loans, annualized	0.26%	0.35%	0.30%
Non-accrual loans, excluding loans held for sale/Loans, net	1.33%	1.25%	0.97%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.47%	1.40%	1.14%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.69%	1.61%	1.40%
Total TDRs, excluding loans held for sale	$1,319	$1,317	$1,298
Total Criticized Loans—Business Services*	$3,742	$3,664	$3,254
* Business services represents the combined total of commercial and investor real estate loans.
~ ALL excludes operating leases

Comparison of third quarter 2016 to second quarter 2016

Net charge-offs totaled $54 million, an $18 million decrease from the previous quarter. Net charge-offs as a percent of average loans were 0.26 percent compared to 0.35 percent in the second quarter. The provision for loan losses was $25 million less than net charge-offs primarily attributable to a reduction in loans outstanding and the overall net improvement in the energy portfolio. The resulting allowance for loan and lease losses declined to 1.39 percent of total loans outstanding. Total non-accrual loans, excluding loans held for sale, increased to 1.33 percent of loans outstanding. Troubled debt restructured loans and total delinquencies were relatively flat while total business services criticized loans increased 2 percent. At quarter-end, the company’s allowance for loan losses as a percent of non-accrual loans, or coverage ratio, was approximately 104 percent.

Charge-offs related to the company’s energy portfolio totaled $6 million in the quarter. Additionally, there were five large energy and energy-related loans which primarily drove the increase in non-accrual loans. However, the increased provision associated with these loans was more than offset by credit quality improvement in the balance of the energy portfolio driven by continued energy price stabilization as well as declines in loans outstanding. The allowance for loan and lease losses associated with the direct energy loan portfolio decreased to 7.9 percent in the third quarter compared to 9.4 percent in the second quarter. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits and fluctuating commodity prices.

Comparison of third quarter 2016 to third quarter 2015

Net charge-offs decreased 10 percent compared to the third quarter of 2015, and represented 0.26 percent of average loans compared to 0.30 percent in the prior year. The allowance for loan and lease losses as a percent of total loans increased 1 basis point.

Total non-accrual loans, excluding loans held for sale, increased from 0.97 percent to 1.33 percent of loans outstanding driven primarily by deterioration in the energy portfolio, while troubled debt restructured loans increased 2 percent. Total business services criticized loans increased 15 percent, primarily related to risk rating migration in the energy portfolio.

Capital and liquidity

	As of and for Quarter Ended
	9/30/2016	6/30/2016	9/30/2015
Basel III Common Equity Tier 1 ratio(2)	11.1%	11.0%	11.0%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	11.0%	10.8%	10.8%
Tier 1 capital ratio(2)	11.9%	11.7%	11.7%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.64%	9.57%	9.34%
Tangible common book value per share (non-GAAP)(1)	$9.38	$9.22	$8.58

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.9 percent and 11.1 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 11.0 percent on a fully phased-in basis.

During the third quarter, the company repurchased $215 million or 23 million shares of common stock, and declared $81 million in dividends to common shareholders. The company returned 97 percent of third quarter earnings to shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 81 percent, and, as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP, refer to pages 11, 12, 19 and 23 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available from Tuesday, October 18, 2016, at 2 p.m. ET through Friday, November 18, 2016. To listen by telephone, please dial 1-855-859-2056, and use access code 81336524. An archived webcast will also be available until November 18 on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

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Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR) process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

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The Basel III framework calls for additional risk-based capital surcharges for globally systemically important banks. Although we are not subject to such surcharges, it is possible that in the future we may become subject to similar surcharges.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The success of our marketing efforts in attracting and retaining customers.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	The risks and uncertainties related to our acquisition and integration of other companies.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; increased costs; losses; or adverse effects to our reputation.

•	Our ability to realize our efficiency ratio target as part of our expense management initiatives.

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Significant disruption of, or loss of public confidence in, the Internet and services and devices used to access the Internet could affect the ability of our customers to access their accounts and conduct banking transactions.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income and other financing income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance